Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 8-K/A filing dated April 18, 2019, of First Busey Corporation of our report dated March 26, 2019, on our audits of the consolidated financial statements and internal control over financial reporting of THE BANC ED CORP., as of December 31, 2018 and 2017, and for the years then ended.

/s/  BKD, LLP

St. Louis, Missouri

April 18, 2019